SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of March 16, 2017, is entered into by and between NATURALSHRIMP INCORPORATED, a Nevada corporation, (the "Company") and PEAK ONE OPPORTUNITY FUND, L.P., a Delaware limited partnership (the "Buyer").

WITNESSETH:

WHEREAS, the Company and the Buyer are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded, *inter alia*, by Rule 506 under Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"), and/or Section 4(2) of the 1933 Act; and

WHEREAS, the Buyer wishes to purchase from the Company, and the Company wishes to sell the Buyer, upon the terms and subject to the conditions of this Agreement, securities consisting of the Company's Convertible Debentures due three years from the respective dates of issuance (the "Debentures"), each of which are in the form of Exhibit A hereto, which will be convertible into shares of the Company's common stock, par value $0.0001 per share (the "Common Stock"), in the aggregate principal amount of up to Four Hundred Thousand and 00/100 Dollars ($400,000.00), for an aggregate Purchase Price of up to Three Hundred Sixty Thousand and 00/100 Dollars ($360,000.00), all upon the terms and subject to the conditions of this Agreement, the Debentures, and other related documents;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS; AGREEMENT TO PURCHASE.

a. **Certain Definitions.** As used herein, each of the following terms has the meaning set forth below, unless the context otherwise requires:

(i) "Affiliate" means, with respect to a specific Person referred to in the relevant provision, another Person who or which controls or is controlled by or is under common control with such specified Person.

(ii) "Certificates" means certificates representing the Conversion Shares issuable hereunder, each duly executed on behalf of the Company and issued hereunder.

(iii) "Closing Date" means the date on which one of the three (3) Closings are held, which are the Signing Closing Date, the Second Closing Date and the Third Closing Date.

(iv) [Reserved]

(v) "Commitment Fee" shall have the meaning ascribed to such term in Section 12(a).

(vi) "Common Stock" shall have the meaning ascribed to such term in the Recitals.

(vii) "Conversion Amount" shall mean the Conversion Amount as defined in the Debentures, *provided, however* that for purposes of the foregoing calculation, the full indebtedness under the Debentures shall be deemed immediately convertible, notwithstanding the 4.99% limitation on ownership set forth in the Debentures.

(viii) "Conversion Price" means the Conversion Price as defined in the Debentures.

(ix) "Conversion Shares" means the shares of Common Stock issuable upon conversion of the Debentures.

(x) "DWAC Operational" means that the Common Stock is eligible for clearing through the Depository Trust Company ("DTC") via the DTC's Deposit Withdrawal Agent Commission or "DWAC" system and active and in good standing for DWAC issuance by the Transfer Agent (as defined herein).

(xi) "Dollars" or "$" means United States Dollars.

(xii) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(xiii) "Investments" means Peak One Investments, LLC, the general partner of the Buyer.

(xiv) "Irrevocable Resolutions" has the meaning set forth in Section 8(i).

(xv) "Market Price of the Common Stock" means (x) the closing bid price of the Common Stock for the period indicated in the relevant provision hereof (unless a different relevant period is specified in the relevant provision), as reported by Bloomberg, LP or, if not so reported, as reported on the OTCQB, OTCQX or OTC Pink or (y) if the Common Stock is listed on a stock exchange, the closing price on such exchange, as reported by Bloomberg LP.

(xvi) "Material Adverse Effect" means a material adverse effect on the business, operations or condition (financial or otherwise) or results of operation of the Company and its Subsidiaries taken as a whole, in the reasonable commercial discretion of the Buyer, irrespective of any finding of fault, magnitude of liability (or lack of financial liability). Without limiting the generality of the foregoing, the occurrence of any of the following, in the reasonable commercial discretion of the Buyer, shall be considered a Material Adverse Effect: (i) any final money, judgment, writ or warrant of attachment, or similar process (including an arbitral determination) in excess of Fifty Thousand Dollars ($50,000) shall be entered or filed against the Company or any of its Subsidiaries (including, in any event, products liability claims against the Company or its Subsidiaries), (ii) the suspension or withdrawal of any governmental authority or

permit pertaining to a material amount of the Company's or any Subsidiary's products or services, (iii) the loss of any material insurance coverage (including, in any case, comprehensive general liability coverage, products liability coverage or directors and officers coverage, in each case in effect at the time of execution and delivery of this Agreement), (iv) an action by a regulatory agency or governmental body affecting the Common Stock (including, without limitation, (1) the commencement of any regulatory investigation of which the Company is aware, the suspension of trading of the Common Stock by the Financial Industry Regulation Authority ("FINRA"), the SEC, the OTC Bulletin Board ("OTCBB") or the OTC Markets Group, Inc., the failure of the Common Stock to be DTC eligible or the placing of the Common Stock on the DTC "chill list" or (2) the engaging in any market manipulation or other unlawful or improper trading or other activity by any Affiliate), (v) the Company's independent registered accountants shall resign under circumstances where a disagreement exists between the Company and its independent registered accountants, (vi) the Company shall fail to timely file any disclosure document as required by applicable federal or state securities laws and regulations or by the rules and regulations of any exchange, trading market or quotation system to which the Company or the Common Stock is subject, or (vii) the Chief Executive Officer of the Company or any other key full-time officer or director of the Company, shall, for any reason (including, without limitation, termination, resignation, retirement, death or disability) cease to act on behalf of the Company in the same role and to the same extent as his or her involvement as of the date of execution and delivery of this Agreement.

(xvii) "Person" means any living person or any entity, such as, but not necessarily limited to, a corporation, partnership or trust.

(xviii) "Purchase Price" means the price that the Buyer pays for the Debentures at each respective Closing, which are the Signing Purchase Price, the Second Purchase Price and the Third Closing Price, as the case may be.

(xix) "Registrable Securities" shall mean the Conversion Shares, the Restricted Stock issued to Investments pursuant to Section 12(a) and, to the extent applicable, and any other shares of capital stock or other securities of the Company or any successor to the Company that are issued upon exchange of Conversion Shares and/or such Restricted Stock.

(xx) "Registration Statement" shall mean a registration statement on Form S-1 (or any successor thereto) filed or contemplated to be filed by the Company with the SEC under the Securities Act.

(xxi) "Restricted Stock" shall mean shares of Common Stock which are not freely trading shares when issued.

(xxii) "Securities" means the Debentures and the Shares.

(xxiii) "Shares" means the Conversion Shares.

(xxiv) "Second Closing Date" shall have the meaning ascribed to such term in Section 6(b).

(xxv) "Second Debenture" means the second of the three (3) Debentures, in the principal amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00), which is issued by the Company to the Buyer on the Second Closing Date.

(xxvi) "Second Purchase Price" shall be One Hundred Thirty Five Thousand and 00/100 Dollars ($135,000.00)

(xxvii) "Signing Closing Date" shall have the meaning ascribed to such term in Section 6(a).

(xxviii) "Signing Debenture" means the first of the three (3) Debentures, in the principal amount of One Hundred Thousand and 00/100 Dollars ($100,000.00), to be issued by the Company to the Buyer on the Signing Closing Date.

(xxix) "Signing Purchase Price" shall be Ninety Thousand and 00/100 Dollars ($90,000.00).

(xxx) "Subsidiary" shall have the meaning ascribed to such term in Section 3(b).

(xxxi) "Third Closing Date" shall have the meaning ascribed to such term in Section 6(c).

(xxxii) "Third Debenture" means the third of the three (3) Debentures, in the principal amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00), which is issued by the Company to the Buyer on the Third Closing Date.

(xxxiii) "Third Purchase Price" shall be One Hundred Thirty Five Thousand and 00/100 Dollars ($135,000.00).

(xxxiv) "Transaction Documents" means, collectively, this Agreement, the Debentures, the Transfer Agent Instruction Letter, the Irrevocable Resolutions and the other agreements, documents and instruments contemplated hereby or thereby.

(xxxv) "Transfer Agent" shall have the meaning ascribed to such term in Section 4(a).

(xxxvi) "Transfer Agent Instruction Letter" shall have the meaning ascribed to such term in Section 5(a).

b. **Purchase and Sale of Debentures**.

(i) The Buyer agrees to purchase from the Company, and the Company agrees to sell to the Buyer, the Debentures on the terms and conditions set forth below in this Agreement and the other Transaction Documents.

(ii) Subject to the terms and conditions of this Agreement and the other Transaction Documents, the Buyer will purchase the Debentures at certain closings (each, a "Closing") to be held on certain respective Closing Dates.

c. **[Reserved]**

(i) [Reserved]

(ii) [Reserved]

2. BUYER'S REPRESENTATIONS, WARRANTIES, ETC.

The Buyer represents and warrants to, and covenants and agrees with, the Company as follows:

a. **Investment Purpose.** Without limiting the Buyer's right to sell the Shares pursuant to a Registration Statement, Buyer is purchasing the Debentures, and will be acquiring the Conversion Shares, for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

b. **Accredited Investor Status.** Buyer is (i) an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Securities.

c. **Subsequent Offers and Sales.** All subsequent offers and sales of the Securities by the Buyer shall be made pursuant to registration of the Shares under the 1933 Act or pursuant to an exemption from registration and compliance with applicable states' securities laws.

d. **Reliance on Exemptions.** Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Securities.

e. **Information.** Buyer and its advisors have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by the Buyer. Buyer and its advisors have been afforded the opportunity to ask questions of the Company and have received complete

and satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, Buyer has also had the opportunity to obtain and to review the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2016, and Quarterly Report on Form 10-Q for the fiscal quarters ended June 30, 2016, September 30, 2016, and December 31, 2016 (collectively, the "SEC Documents").

f. **Investment Risk.** Buyer understands that its investment in the securities constitutes high risk investment, its investment in the Securities involves a high degree of risk, including the risk of loss of the Buyer's entire investment.

g. **Governmental Review.** Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities.

h. **Organization; Authorization.** Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. This Agreement and the other Transaction Documents have been duly and validly authorized, executed and delivered on behalf of the Buyer and create a valid and binding agreement of the Buyer enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

i. **Residency.** The state in which any offer to sell Securities hereunder was made to or accepted by the Buyer is the state shown as the Buyer's address contained herein, and Buyer is a resident of such state only.

3. **COMPANY REPRESENTATIONS AND WARRANTIES, ETC.**

The Company represents and warrants to the Buyer that:

a. **Concerning the Debentures and the Shares.** There are no preemptive rights of any stockholder of the Company to acquire the Debentures or the Shares.

b. **Organization; Subsidiaries; Reporting Company Status.** Attached hereto as Schedule 3(b) is an organizational chart describing all of the Company's wholly-owned and majority-owned subsidiaries (the "Subsidiaries") and other Affiliates, including the relationships among the Company and such Subsidiaries, including as to each Subsidiary its jurisdiction of organization and the percentage of ownership held by the Company, and the parent company of the Subsidiary, including the percentage of ownership of the Company held by it. The Company and each Subsidiary is a corporation or other form of businesses entity duly organized, validly existing and in good standing under the laws its respective jurisdiction of organization, and each of them has the requisite corporate or other power to own its properties and to carry on its business as now being conducted. The Company and each Subsidiary is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a

Material Adverse Effect. The Common Stock is listed and traded on the OTC Pink Market of the OTC Markets Group, Inc. (trading symbol: SHMP). The Company has received no notice, either oral or written, from FINRA, the SEC, or any other organization, with respect to the continued eligibility of the Common Stock for such listing, and the Company has maintained all requirements for the continuation of such listing. The Company is an operating company in that, among other things (A) it primarily engages, wholly or substantially, directly or indirectly through a majority owned Subsidiary or Subsidiaries, in the production or sale, or the research or development, of a product or service other than the investment of capital, (B) it is not an individual or sole proprietorship, (C) it is not an entity with no specific business plan or purpose and its business plan is not to engage in a merger or acquisition with an unidentified company or companies or other entity or person, and (D) it intends to use the proceeds from the sale of the Debentures solely for the operation of the Company's business and uses other than personal, family, or household purposes.

c. **Authorized Shares.** Schedule 3(c) sets forth all capital stock and derivative securities of the Company that are authorized for issuance and that are issued and outstanding. All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Company has sufficient authorized and unissued shares of Common Stock as may be necessary to effect the issuance of the Shares, assuming the prior issuance and exercise, exchange or conversion, as the case may be, of all derivative securities authorized, as indicated in Schedule 3(c). The Shares have been duly authorized and, when issued upon conversion of, or as interest on, the Debentures, the Shares will be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such holder. At all times, the Company shall keep available and reserved for issuance to the holders of the Debentures shares of Common Stock duly authorized for issuance against the Debentures.

d. **Authorization.** This Agreement, the issuance of the Debentures (including without limitation the incurrence of indebtedness thereunder), the issuance of the Conversion Shares under the Debentures, and the other transactions contemplated by the Transaction Documents, have been duly, validly and irrevocably authorized by the Company, and this Agreement has been duly executed and delivered by the Company. The Company's board of directors, in the exercise of its fiduciary duties, has irrevocably approved the entry into and performance of the Transaction Documents, including, without limitation the sale of the Debentures and the issuance of Conversion Shares, based upon a reasonable inquiry concerning the Company's financing objectives and financial situation. Each of the Transaction Documents, when executed and delivered by the Company, are and will be, valid, legal and binding agreements of the Company, enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally.

e. **Non-contravention.** The execution and delivery of the Transaction Documents, the issuance of the Securities and the consummation by the Company of the other transactions contemplated by this Agreement and the Debentures (including without limitation the incurrence of indebtedness thereunder) do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the articles

of incorporation or by-laws of the Company, each as currently in effect, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, including any listing agreement for the Common Stock, except as herein set forth or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the triggering of any anti-dilution rights, rights of first refusal or first offer on the part of holders of the Company's securities, (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets, or (iv) the Company's listing agreement for its Common Stock (if applicable).

f. **Approvals.** No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Company is required to be obtained by the Company for the entering into and performing this Agreement and the other Transaction Documents (including without limitation the issuance and sale of the Securities to the Buyer as contemplated by this Agreement) except such authorizations, approvals and consents that have been obtained, or such authorizations, approvals and consents, the failure of which to obtain would not have a Material Adverse Effect.

g. **SEC Filings; Rule 144 Status.** None of the SEC Documents contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made, not misleading. The Company timely filed all requisite forms, reports and exhibits thereto with the SEC as required. The Company is not aware of any event occurring on or prior to the execution and delivery of this Agreement that would require the filing of, or with respect to which the Company intends to file, a Form 8-K after such time. The Company satisfies the requirements of Rule 144(i)(2), and the Company shall continue to satisfy all applicable requirements of Rule 144 (or any successor thereto) for so long as any Securities are outstanding and not registered pursuant to an effective registration statement filed with the SEC.

h. **Absence of Certain Changes.** Since December 31, 2016, when viewed from the perspective of the Company and its Subsidiaries taken as a whole, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries (including, without limitation, a change or development which constitutes, or with the passage of time is reasonably likely to become, a Material Adverse Effect), except as disclosed in the SEC Documents. Since December 31, 2016, except as provided in the SEC Documents, the Company has not (i) incurred or become subject to any material liabilities (absolute or contingent) except liabilities incurred in the ordinary course of business consistent with past practices; (ii) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business consistent with past practices; (iii) declared or made any payment or distribution of cash or other property to stockholders with respect to its capital stock, or purchased or redeemed, or made any agreements to purchase or redeem, any shares of its capital stock; (iv) sold, assigned or

transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business consistent with past practices; (v) suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of existing business; (vi) made any changes in employee compensation, except in the ordinary course of business consistent with past practices; or (vii) experienced any material problems with labor or management in connection with the terms and conditions of their employment.

i. **Full Disclosure.** There is no fact known to the Company (other than general economic conditions known to the public generally or as disclosed in the SEC Documents) that has not been disclosed in writing to the Buyer that (i) would reasonably be expected to have a Material Adverse Effect, (ii) would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to the Transaction Documents, or (iii) would reasonably be expected to materially and adversely affect the value of the rights granted to the Buyer in the Transaction Documents.

j. **Absence of Litigation.** Except as described in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, any of the Transaction Documents. The Company is not a party to or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which could reasonably be expected to have a Material Adverse Effect.

k. **Absence of Liens.** The Company's assets are not encumbered by any liens or mortgages except as described in the SEC Documents.

l. **Absence of Events of Default.** No event of default (or its equivalent term), as defined in the respective agreement, indenture, mortgage, deed of trust or other instrument, to which the Company is a party, and no event which, with the giving of notice or the passage of time or both, would become an event of default (or its equivalent term) (as so defined in such document), has occurred and is continuing, which would have a Material Adverse Effect.

m. **No Undisclosed Liabilities or Events.** The Company has no liabilities or obligations other than those disclosed in the SEC Documents or those incurred in the ordinary course of the Company's business since December 31, 2016, and which individually or in the aggregate, do not or would not have a Material Adverse Effect. No event or circumstances has occurred or exists with respect to the Company or its properties, business, condition (financial or otherwise), or results of operations, which, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed. There are no proposals currently under consideration or currently anticipated to be under consideration by the Board of Directors or the executive officers of the Company which proposal would (x) change the articles of incorporation, by-laws or any other charter document of the Company, each as currently in effect, with or without

shareholder approval, which change would reduce or otherwise adversely affect the rights and powers of the shareholders of the Common Stock or (y) materially or substantially change the business, assets or capital of the Company.

n. **No Integrated Offering.** Neither the Company nor any of its affiliates nor any Person acting on its or their behalf has, directly or indirectly, at any time during the six month period immediately prior to the date of this Agreement made any offer or sales of any security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Rule 506 of Regulation D in connection with the offer and sale of the Securities as contemplated hereby.

o. **Dilution.** The number of Shares issuable upon conversion of the Debentures may increase substantially in certain circumstances, including, but not necessarily limited to, the circumstance wherein the Market Price of the Common Stock declines prior to the conversion of the Debentures. The Company's executive officers and directors have studied and fully understand the nature of the securities being sold hereby and recognize that they have a potential dilutive effect and further that the conversion of the Debentures and/or sale of the Conversion Shares may have an adverse effect on the Market Price of the Common Stock. The Board of Directors of the Company has concluded, in its good faith business judgment that such issuance is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue the Conversion Shares upon conversion of the Debentures is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership %s of other shareholders of the Company.

p. **Regulatory Permits.** The Company has all such permits, easements, consents, licenses, franchises and other governmental and regulatory authorizations from all appropriate federal, state, local or other public authorities ("Permits") as are necessary to own and lease its properties and conduct its businesses in all material respects in the manner described in the SEC Documents and as currently being conducted. All such Permits are in full force and effect and the Company has fulfilled and performed all of its material obligations with respect to such Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or will result in any other material impairment of the rights of the holder of any such Permit, subject in each case to such qualification as may be disclosed in the SEC Documents. Such Permits contain no restrictions that would materially impair the ability of the Company to conduct businesses in the manner consistent with its past practices. The Company has not received notice or otherwise has knowledge of any proceeding or action relating to the revocation or modification of any such Permit.

q. **Residency.** The state in which any offer to sell Securities hereunder was made or accepted by the Seller is the state shown as the Seller's address contained herein, and Seller is a resident of such state only.

r. **Hazardous Materials.** The Company is in compliance with all applicable Environmental Laws in all respects except where the failure to comply does not have and could not reasonably be expected to have a Material Adverse Effect. For purposes of the foregoing:

"Environmental Laws" means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other "Superfund" or "Superlien" law or any other applicable federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, the environment or any Hazardous Material.

"Hazardous Material" means and includes any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

s. **Independent Public Accountants.** The Company's auditor, Turner, Stone, & Company, LLP, is an independent registered public accounting firm with respect to the Company, as required by the 1933 Act, the Exchange Act and the rules and regulations promulgated thereunder.

t. **Internal Accounting Controls.** The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with management's general or specific authorization; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (3) access to assets is permitted only in accordance with management's general or specific authorization; and (4) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

u. **Brokers.** No Person (other than the Buyer and its principals, employees and agents) is entitled to receive any consideration from the Company or the Buyer arising from any finder's agreement, brokerage agreement or other agreement to which the Company is a party.

v. **DWAC Operational; DRS.** The Company is currently and shall remain DWAC Operational and eligible for DRS

4. **CERTAIN COVENANTS AND ACKNOWLEDGMENTS.**

a. **Transfer Restrictions.** The parties acknowledge and agree that (1) the Debentures have not been registered under the provisions of the 1933 Act and the Shares have not been registered under the 1933 Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (2) any sale of the Securities made in reliance on Rule 144 promulgated under the 1933 Act ("Rule 144") may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such Securities under circumstances in which the seller, or the Person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder, (3) at the request of the Buyer, the Company shall, from time to time, within two (2) business days

of such request, at the sole cost and expense of the Company, either (i) deliver to its transfer agent and registrar for the Common Stock (the "Transfer Agent") a written letter instructing and authorizing the Transfer Agent to process transfers of the Shares at such time as the Buyer has held the Securities for the minimum holding period permitted under Rule 144, subject to the Buyer's providing to the Transfer Agent certain customary representations contemporaneously with any requested transfer, or (ii) at the Buyer's option or if the Transfer Agent requires further confirmation of the availability of an exemption from registration, furnish to the Buyer an opinion of the Company's counsel in favor of the Buyer (and, at the request of the Buyer, any agent of the Buyer, including but not limited to the Buyer's broker or clearing firm) and the Transfer Agent, reasonably satisfactory in form, scope and substance to the Buyer and the Transfer Agent, to the effect that a contemporaneously requested transfer of shares does not require registration under the 1933 Act, pursuant to the 1933 Act, Rule 144 or other regulations promulgated under the 1933 Act and (4) neither the Company nor any other Person is under any obligation to register the Securities (other than pursuant to this Agreement) under the 1933 Act or to comply with the terms and conditions of any exemption thereunder.

b. **Restrictive Legend.** The Buyer acknowledges and agrees that the Debentures, and, until such time as the Shares have been registered under the 1933 Act as contemplated hereby and sold in accordance with an effective Registration Statement, certificates and other instruments representing any of the Securities shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such Securities):

> THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

c. **Piggy-Back Registration Rights.** From and after the Signing Closing Date and until eighteen (18) months after the Signing Closing Date, if the Company contemplates making an offering of Common Stock (or other equity securities convertible into or exchangeable for Common Stock) registered for sale under the Securities Act or proposes to file a Registration Statement covering any of its securities, the Company shall at each such time give prompt written notice to Investments and Buyer of its intention to do so and of the registration rights granted under this Agreement. Upon the written request of Investments and/or Buyer

made within thirty (30) days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by Investments and/or Buyer and the intended method of disposition thereof), the Company shall, at its sole cost and expense, use its best efforts to effect the registration of all Registrable Securities which the Company has been so requested to register by Investments and/or Buyer, to the extent requisite to permit the disposition (in accordance with the intended methods of disposition) of the Registrable Securities by Investments and/or Buyer, by inclusion of such Registrable Securities in the Registration Statement which covers the securities which the Company proposes to register; provided, that if the Company is unable to register the full amount of Registrable Securities in an "at the market offering" under SEC rules and regulations due to the high percentage of the Company's Common Stock the Registrable Securities represents (giving effect to all other securities being registered in the Registration Statement), then the Company may reduce, on a pro rata basis, the amount of Registrable Securities subject to the Registration Statement to a lesser amount which equals the maximum number of Registrable Securities that the Company is permitted to register in an "at the market offering"; and provided, further, that if, at any time after giving written notice of its intention to register any Registrable Securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason either not to register or to delay registration of such Registrable Securities, the Company may, at its election, give written notice of such determination to Investments and/or the Buyer and, thereupon, (i) in the case of a determination not to register, the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the expenses of registration in connection therewith), and (ii) in the case of a determination to delay registering such Registrable Securities, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering such other securities. If Buyer shall have transferred all or part of its Registrable Securities, then for purposes of this Section, the term "Buyer" shall reference Buyer and/or such transferee(s).

d. **Securities Filings.** The Company undertakes and agrees to make all necessary filings (including, without limitation, a Form D) in connection with the sale of the Securities to the Buyer required under any United States laws and regulations applicable to the Company (including without limitation state "blue sky" laws), or by any domestic securities exchange or trading market, and to provide a copy thereof to the Buyer promptly after such filing.

e. **Reporting Status; Public Trading Market; DTC Eligibility.** So long as the Buyer and/or Investments beneficially own any Securities, (i) the Company shall timely file, prior to or on the date when due, all reports that would be required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Company had securities registered under Section 12(b) or 12(g) of the Exchange Act; (ii) the Company shall not be operated as, or report, to the SEC or any other Person, that the Company is a "shell company" or indicate to the contrary to the SEC or any other Person; (iii) the Company shall take all other action under its control necessary to ensure the availability of Rule 144 under the 1933 Act for the sale of Shares by the Buyer at the earliest possible date; and (iv) the Company shall at all times while any Securities are outstanding maintain its engagement of an independent registered public accounting firm. Except as otherwise set forth in Transaction Documents, the Company shall

take all action under its control necessary to obtain and to continue the listing and trading of its Common Stock (including, without limitation, all Registrable Securities) on the OTC Markets, Inc. ("OTCM") on the OTC Pink ("OTCP"), OTCQB ("OTCQB"), or OTCQX ("OTCQX"), and will comply in all material respects with the Company's reporting, filing and other obligations under the by-laws or rules of the Financial Industry Regulatory Authority ("FINRA"). If, so long as the Buyer and/or Investments beneficially own any of the Securities, the Company receives any written notice from the OTCM, FINRA, or the SEC with respect to either any alleged deficiency in the Company's compliance with applicable rules and regulations (including without limitation any comments from the SEC on any of the Company's documents filed (or the failure to have made any such filing) under the 1933 Act or the Exchange Act) (each, a "Regulatory Notice"), then the Company shall promptly, and in any event within two (2) business days, provide copies of the Regulatory Notice to the Buyer, and shall promptly, and in any event within five (5) business days of receipt of the Regulatory Notice (a "Regulatory Response"), respond in writing to the OTCM, FIRNA and/or SEC (as the case may be), setting forth the Company's explanation and/or response to the issues raised in the Regulatory Notice, with a view towards maintaining and/or regaining full compliance with the applicable rules and regulations of the OTCM, FIRNA and/or SEC and maintaining or regaining good standing of the Company with the OTCM, FINRA and/or SEC, as the case may be, the intent being to ensure that the Company maintain its reporting company status with the SEC and that its Common Stock be and remain available for trading on the OTCP, OTCQB, or OTCQX. Further, at all times while any Securities are outstanding, the Common Stock shall be DWAC Operational, and the Common Stock shall not be subject to any DTC "chill" designation or similar restriction on the clearing of the Common Stock through DTC.

f. **Use of Proceeds.** The Company shall use the proceeds from the sale of the Debentures for working capital purposes only subject to customary restrictions. Absent the prior written approval of a majority of the principal amount of the Debentures then outstanding, the Company shall not use any portion of the proceeds of the sale of the Debentures to (i) repay any indebtedness or other obligation of the Company incurred prior to the date of this Agreement outside the normal course of business, (ii) pay any dividends or redemption amount on any of the Company's equity or equity equivalents, (iii) pay any amounts, whether on account of debt obligations of the Company or otherwise, except for compensation, to any officer, director or other related party of the Company or (iv) pay deferred compensation or any compensation to any of the directors or officers of the Company in excess of the rate or amount paid or accrued during the fiscal year ended March, 2016 (as base compensation and excluding any discretionary amounts), other than modest increases consistent with prior practice that are approved by the Company's Board of Directors.

g. **Available Shares.** Commencing on the date of execution and delivery of this Agreement, the Company shall have and maintain authorized and reserved for issuance, free from preemptive rights, that number of shares equal to Five Hundred percent (500%) of the number of shares of Common Stock (1) issuable based upon the conversion of the then-outstanding Debentures (including accrued interest thereon) as may be required to satisfy the conversion rights of the Buyer pursuant to the terms and conditions of the Debenture Debenture (without giving effect to the 4.99% limitation on ownership as set forth in the Debentures), *provided, however* that for purposes of the foregoing calculation, the full indebtedness under the

Debentures shall be deemed immediately convertible and (2) issuable to the Buyer on future Closing Dates, based upon the lowest closing bid price per share of the Common Stock on the date before the most recent Closing Date (as reported by Bloomberg LP). The Company shall monitor its compliance with the foregoing requirements on an ongoing basis. If at any time the Company does not have available an amount of authorized and non-issued Shares required to be reserved pursuant to this Section, then the Company shall, without notice or demand by the Buyer, call within thirty (30) days of such occurrence and hold within sixty (60) days of such occurrence a special meeting of shareholders, for the sole purpose of increasing the number of shares authorized. Management of the Company shall recommend to shareholders to vote in favor of increasing the number of Common Stock authorized at the meeting. Members of the Company's management shall also vote all of their own shares in favor of increasing the number of Common Stock authorized at the meeting. If the increase in authorized shares is approved by the stockholders at the meeting, the Company shall implement the increase in authorized shares within one (1) business day following approval at such meeting. Alternatively, to the extent permitted by applicable law, in lieu of calling and holding a meeting as described above, the Company may, within thirty (30) days of the date when the Company does not have available an amount of authorized and non-issued Shares required to be reserved as described above, procure the written consent of stockholders to increase the number of shares authorized, and provide the stockholders with notice thereof as may be required under applicable law (including without limitation Section 14(c) of the Exchange Act and Regulation 14C thereunder). Upon obtaining stockholder approval as aforesaid, the Company shall cause the appropriate increase in its authorized shares of Common Stock within one (1) business day (or as soon thereafter as permitted by applicable law). Company's failure to comply with these provisions will be an Event of Default (as defined in the Debentures).

h. **Reimbursement.** If (i) Buyer and/or Investments becomes a party defendant in any capacity in any action or proceeding brought by any stockholder of the Company, in connection with or as a result of the consummation of the transactions contemplated by the Transaction Documents, or if the Buyer and/or Investments is impleaded in any such action, proceeding or investigation by any Person, or (ii) the Buyer and/or Investments, other than by reason of its own gross negligence, willful misconduct or breach of law (as adjudicated by a court of law having proper jurisdiction and such adjudication is not subject to appeal), becomes a party defendant in any capacity in any action or proceeding brought by the SEC against or involving the Company or in connection with or as a result of the consummation of the transactions contemplated by the Transaction Documents, or if the Buyer or Investments is impleaded in any such action, proceeding or investigation by any Person, then in any such case, the Company shall promptly reimburse the Buyer and/or Investments for its or their reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The reimbursement obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliates of the Buyer and/or Investments who are actually named in such action, proceeding or investigation, and partners, directors, agents, employees and controlling Persons (if any), as the case may be, of the Buyer, Investments and any such Affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Buyer, Investments and any such Affiliate and any such Person. Except as otherwise set forth in the Transaction Documents, the Company also

agrees that neither any Buyer, Investments nor any such Affiliate, partners, directors, agents, employees or controlling Persons shall have any liability to the Company or any Person asserting claims on behalf of or in right of the Company in connection with or as a result of the consummation of the Transaction Documents.

i. The Company shall provide the Transfer Agent and/or the Buyer, Investments or their respective brokerage and/or clearing firm with all relevant legal opinions and other documentation requested by the Buyer or Investments in connection with the issuance of the Conversion Shares or the Restricted Stock, or the sale thereof, to confirm the share issuance(s) such that the Conversion Shares and/or Restricted Stock may be deposited with the applicable brokerage and/or clearing firm.

j. **No Payments to Affiliates or Related Parties.** So long as any of the Debentures remain outstanding, if the Debentures are in default, the Company shall not, absent the prior written consent of the holders of all Debentures then outstanding, make any payments to any of the Company's or the Subsidiaries' respective affiliates or related parties, including without limitation payments or prepayments of principal or interest accrued on any indebtedness or obligation in favor of affiliates or related parties. Notwithstanding anything to the contrary contained herein, the provisions of this Section 4(j) shall not apply to payments to the Subsidiaries, or other businesses in which affiliates have an interest, made in the ordinary course of business and consistent with past practice as disclosed in the SEC Documents.

k. **Notice of Material Adverse Effect.** The Company shall notify the Buyer (and any subsequent holder of the Debentures), as soon as practicable and in no event later than three (3) business days of the Company's knowledge of any Material Adverse Effect on the Company. For purposes of the foregoing, "knowledge" means the earlier of the Company's actual knowledge or the Company's constructive knowledge upon due inquiry.

l. **Public Disclosure.** Except to the extent required by applicable law, absent the Buyer's prior written consent, the Company shall not reference the name of the Buyer in any press release, securities disclosure, business plan, marketing or funding proposal.

m. **Nature of Transaction; Savings Clause.** It is the parties' express understanding and agreement that the transactions contemplated by the Transaction Documents constitute an investment and not a loan. If nonetheless such transactions are deemed to be a loan (as adjudicated by a court of law having proper jurisdiction and such adjudication is not subject to appeal), the Company shall not be obligated or required to pay interest at a rate that could subject Buyer to either civil or criminal liability as a result of such rate exceeding the maximum rate that the Buyer is permitted to charge under applicable law, and the Company's obligations under the Transaction Documents shall not be void or voidable on the basis of the Buyer's lack of any license or registration as a lender with any governmental authority. It is expressly understood and agreed by the parties that neither the amounts payable pursuant to Section 12, any redemption premium, remedy upon an Event of Default (as defined in the Debentures) or any Acceleration Amount (as defined in the Debentures), original issue discount nor any investment returns of the Buyer on the sale of the Debentures or the sale of any Conversion Shares (whether unrealized or realized) shall be construed as interest. If, by the terms of the Debentures, any other Transaction Document or any other instrument, Buyer is at any time

required or obligated to pay interest at a rate exceeding such maximum rate, interest payable under the Debenture and/or such other Transaction Documents or other instrument shall be computed (or recomputed) at such maximum rate, and the portion of all prior interest payments (if any) exceeding such maximum shall be applied to payment of the outstanding principal of the Debentures.

5. **TRANSFER AGENT INSTRUCTIONS.**

a. **Transfer Agent Instruction Letter.** On or before the Signing Closing Date, the Company shall irrevocably instruct its Transfer Agent in writing using the letter substantially in the form of Exhibit B annexed hereto, with only such modifications as the Buyer agrees to, executed by the Company, the Buyer and the Transfer Agent (the "Transfer Agent Instruction Letter"), to (i) reserve that number of shares of Common Stock as is required under Section 4(g) hereof, and (ii) issue Common Stock from time to time upon conversion of the Debentures in such amounts as specified from time to time by the Buyer to the Transfer Agent in a Notice of Conversion, in such denominations to be specified by the Buyer in connection with each conversion of the Debentures. The Transfer Agent shall not be restricted from issuing shares from only the allotment reserved hereunder for the Conversion Amount (as defined in the Debentures), but instead may, to the extent necessary to satisfy the amount of shares issuable upon conversion, issue shares above and beyond the amount reserved on account of the Conversion Amount, without any additional instructions or authorization from the Company, and the Company shall not provide the Transfer Agent with any instructions or documentation contrary to the foregoing. As of the date of this Agreement, the Transfer Agent is Island Stock Transfer. The Company shall at all times while any Debentures are outstanding engage a Transfer Agent which is a party to the Transfer Agent Instruction Letter. If for any reason the Company's Transfer Agent is not a signatory of the Transfer Agent Instruction Letter while any Debentures or Restricted Stock are outstanding and held by the Buyer and/or Investments, then such Transfer Agent shall nonetheless be deemed bound by the Transfer Agent Instruction Letter, and the Company shall neither (i) permit the Transfer Agent to disclaim, disregard or refuse to abide by the Transfer Agent's obligations, terms and agreements set forth in the Transfer Agent Instruction Letter, nor (ii) issue any instructions to the Transfer Agent contrary to the obligations, terms and agreements set forth in the Transfer Agent Instruction Letter . The Company shall not terminate the Transfer Agent or otherwise change Transfer Agents without at least fifteen (15) days prior written notice to the Buyer and with the Buyer's prior written consent to such change, which the Buyer may grant or withhold in its sole discretion. The Company shall continuously monitor its compliance with the share reservation requirements and, if and to the extent necessary to increase the number of reserved shares to remain and be at least Five Hundred percent (500%) of the Conversion Amount to account for any decrease in the Market Price of the Common Stock, the Company shall immediately (and in any event within two (2) business days) notify the Transfer Agent in writing of the reservation of such additional shares, *provided* that in the event that the number of shares reserved for conversion of the Debentures is less than Five Hundred percent (500%) of the Conversion Amount, the Buyer may also directly instruct the Transfer Agent to increase the reserved shares as necessary to satisfy the minimum reserved share requirement, and the Transfer Agent shall act accordingly, *provided, further,* that the Company shall within two (2) business days provide any written confirmation, assent or documentation thereof as the Transfer Agent may request to act upon a share increase

instruction delivered by the Buyer. The Company shall provide the Buyer with a copy of all written instructions to the Company's Transfer Agent with respect to the reservation of shares simultaneously with the issuance of such instructions to the Transfer Agent. The Company covenants that no instruction other than such instructions referred to in this Section 5 and stop transfer instructions to give effect to Section 4(a) hereof prior to registration and sale of the Conversion Shares under the 1933 Act will be given by the Company to the Transfer Agent and that the Conversion Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and applicable law. If the Buyer provides the Company and/or the Transfer Agent with an opinion of counsel reasonably satisfactory to the Company that registration of a resale by the Buyer of any of the Securities in accordance with clause (1)(B) of Section 4(a) of this Agreement is not required under the 1933 Act, the Company shall (except as provided in clause (2) of Section 4(a) of this Agreement) permit the de-legending or transfer of the Securities and, in the case of the Conversion Shares, instruct the Company's Transfer Agent to issue one or more certificates for Common Stock without legend in such name and in such denominations as specified by the Buyer.

b. **Conversion.** (i) The Company shall permit the Buyer to exercise the right to convert the Debentures by faxing, emailing or delivering overnight an executed and completed Notice of Conversion to the Company or the Transfer Agent. If so requested by the Buyer or the Transfer Agent, the Company shall within one (1) business day respond with its endorsement so as to confirm the outstanding principal amount of any Debenture submitted for conversion or shall reconcile any difference with the Buyer promptly after receiving such Notice of Conversion.

(ii) The term "Conversion Date" means, with respect to any conversion elected by the holder of the Debentures, the date specified in the Notice of Conversion, provided the copy of the Notice of Conversion is given either via mail or facsimile to or otherwise delivered to the Transfer Agent and/or the Company in accordance with the provisions hereof so that it is received by the Transfer Agent and/or the Company on or before such specified date.

(iii) The Company shall deliver (or will cause the Transfer Agent to deliver) the Conversion Shares issuable upon conversion as follows: (1) if the Company is then DWAC Operational, via DWAC, (2) if the Common Stock is then eligible for the Depository Trust Company's Direct Registration System ("DRS"), if so requested by the Buyer, or (3) if the Company is not then DWAC Operational or the Common Stock is not then eligible for DRS, in certificated form, to the Buyer at the address specified in the Notice of Conversion (which may be the Buyer's address for notices as contemplated by Section 10 hereof or a different address) via express courier, in each case within two (2) business days (the "Delivery Date") after (A) the business day on which the Company or the Transfer Agent has received the Notice of Conversion (by facsimile, email or other delivery) or (B) the date on which payment of interest and principal on the Debentures, which the Company has elected to pay by the issuance of Common Stock, as contemplated by the Debentures, was due, as the case may be.

c. **Failure to Timely Issue Conversion Shares or De-Legended Shares.** The Company's failure to issue and deliver Conversion Shares to the Buyer (either by DWAC, DRS or in certificated form, as required by Section 5(b)) on or before the Delivery Date shall be considered an Event of Default, which shall entitle the Buyer to certain remedies set forth in the

Debentures and provided by applicable law. Similarly, the Company's failure to issue and deliver Common Stock in unrestricted form without a restrictive legend when required under the Transaction Documents shall entitle the Buyer to damages for the diminution in value (if any) of the relevant shares between the date delivery was due versus the date ultimately delivered in unrestricted form. The Company acknowledges that its failure to timely honor a Notice of Conversion (or the occurrence of any other Event of Default) shall cause definable financial hardship on the Buyer(s) and that the remedies set forth herein and in the Debentures are reasonable and appropriate.

d. **Duties of Company; Authorization.** The Company shall inform the Transfer Agent of the reservation of shares contemplated by Section 4(g) and this Section 5, and shall keep current in its payment obligations to the Transfer Agent such that the Transfer Agent will continue to process share transfers and the initial issuance of shares of Common Stock upon the conversion of Debentures. The Company hereby authorizes and agrees to authorize the Transfer Agent to correspond and otherwise communicate with the Buyer or their representatives in connection with the foregoing and other matters related to the Common Stock. Further, the Company hereby authorizes the Buyer or its representative to provide instructions to the Transfer Agent that are consistent with the foregoing and instructs the Transfer Agent to honor any such instructions. Should the Company fail for any reason to keep current in its payment obligations to the Transfer Agent, the Buyer and/or Investments may pay such amounts as are necessary to compensate the Transfer Agent for performing its duties with respect to share reservation, issuance of Conversion Shares and/or de-legending certificates representing Restricted Stock, and all amounts so paid shall be promptly reimbursed by the Company. If not so reimbursed within thirty (30) days, such amounts shall, at the option of the Buyer and without prior notice to or consent of the Company, be added to the principal amount due under the Debenture(s) held by the Buyer, whereupon interest will begin to accrue on such amounts at the rate specified in the Debentures.

e. **Effect of Bankruptcy.** The Buyer shall be entitled to exercise its conversion privilege with respect to the Debentures notwithstanding the commencement of any case under 11 U.S.C. §101 et seq. (the "Bankruptcy Code"). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C. §362 in respect of the Buyer's conversion privilege. The Company hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C. §362 in respect of the conversion of the Debentures. The Company agrees, without cost or expense to the Buyer, to take or to consent to any and all action necessary to effectuate relief under 11 U.S.C. §362.

6. **CLOSINGS.**

a. **Signing Closing.** Promptly upon the execution and delivery of this Agreement, the Signing Debenture, and all conditions in Sections 7 and 8 herein are met (the "Signing Closing Date"), (A) the Company shall deliver to the Buyer the following: (i) the Signing Debenture; (ii) the Transfer Agent Instruction Letter; (iii) duly executed counterparts of the Transaction Documents; and (iv) an officer's certificate of the Company confirming the accuracy of the Company's representations and warranties contained herein, and (B) the Buyer

shall deliver to the Company the following: (i) the Signing Purchase Price and (ii) duly executed counterparts of the Transaction Documents (as applicable). The Company shall immediately pay the fees due under Section 12 of this Agreement upon receipt of the Signing Purchase Price if Buyer does not withhold such amounts from the Signing Purchase Price pursuant to Section 12.

b. **Second Closing.** At any time sixty one (61) to ninety (90) days following the Signing Closing Date, subject to the mutual agreement of the Buyer and the Company, for the "Second Closing Date" and subject to satisfaction of the conditions set forth in Sections 7 and 8, (A) the Company shall deliver to the Buyer the following: (i) the Second Debenture; (ii) an amendment to the Transfer Agent Instruction Letter instructing the Transfer Agent to reserve that number of shares of Common Stock as is required under Section 4(g) hereof, if necessary; and (iii) an officer's certificate of the Company confirming, as of the Second Closing Date, the accuracy of the Company's representations and warranties contained herein and updating Schedules 3(b), 3(c) and 3(k) as of the Second Closing Date, and (B) the Buyer shall deliver to the Company the Second Purchase Price.

c. **Third Closing.** At any time sixty one (61) to ninety (90) days following the Second Closing Date, subject to the mutual agreement of the Buyer and the Company, for the "Third Closing Date" and subject to satisfaction of the conditions set forth in Sections 7 and 8, (A) the Company shall deliver to the Buyer the following: (i) the Third Debenture; (ii) an amendment to the Transfer Agent Instruction Letter instructing the Transfer Agent to reserve that number of shares of Common Stock as is required under Section 4(g) hereof, if necessary; and (iii) an officer's certificate of the Company confirming, as of the Third Closing Date, the accuracy of the Company's representations and warranties contained herein and updating Schedules 3(b), 3(c) and 3(k) as of the Third Closing Date, and (B) the Buyer shall deliver to the Company the Third Purchase Price.

d. **Location and Time of Closings.** Each Closing shall be deemed to occur on the related Closing Date at the office of the Buyer's counsel and shall take place no later than 5:00 P.M., New York time, on such day or such other time as is mutually agreed upon by the Company and the Buyer.

7. **CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.**

The Company's obligation to sell the Debentures to the Buyer pursuant to this Agreement on each Closing Date is conditioned upon:

a. **Purchase Price.** Delivery to the Company of good funds as payment in full of the respective Purchase Price for the Debentures at each Closing in accordance with this Agreement;

b. **Representations and Warranties; Covenants.** The accuracy on the Closing Date of the representations and warranties of the Buyer contained in this Agreement, each as if made on such date, and the performance by the Buyer on or before such date of all covenants and agreements of the Buyer required to be performed on or before such date; and

c. **Laws and Regulations; Consents and Approvals.** There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained.

8. CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE.

The Buyer's obligation to purchase the Debentures at each Closing is conditioned upon:

a. **Transaction Documents.** The execution and delivery of this Agreement by the Company;

b. **Debenture(s).** Delivery by the Company to the Buyer of the Debentures to be purchased in accordance with this Agreement;

c. **Section 4(2) Exemption.** The Debentures and the Conversion Shares shall be exempt from registration under the Securities Act of 1933 (as amended), pursuant to Section 4(2) thereof;

d. **DWAC Status**. The Common Stock shall be DWAC Operational;

e. **Representations and Warranties; Covenants.** The accuracy in all material respects on the Closing Date of the representations and warranties of the Company contained in this Agreement, each as if made on such date, and the performance by the Company on or before such date of all covenants and agreements of the Company required to be performed on or before such date;

f. **Good-faith Opinion.** It should be Buyer's reasonable belief that (i) no Event of Default under the terms of any outstanding indebtedness of the Company shall have occurred or would likely occur with the passage of time and (ii) no material adverse change in the financial condition or business operations of the Company shall have occurred;

g. **Legal Proceedings.** There shall be no litigation, criminal or civil, regulatory impairment or other legal and/or administrative proceedings challenging or seeking to limit the Company's ability to issue the Securities or the Common Stock;

h. [Reserved];

i. **Corporate Resolutions.** Delivery by the Company to the Buyer a copy of resolutions of the Company's board of directors, approving and authorizing the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby in the form attached hereto as Exhibit C (the "Irrevocable Resolutions");

j. **Officer's Certificate.** Delivery by the Company to the Buyer of a certificate of the Chief Executive Officer of the Company in the form attached hereto as Exhibit D;

k. **Search Results.** Delivery by the Company to the Buyer of copies of UCC search reports, issued by the Secretary of State of the state of incorporation of the Company and

each Subsidiary, dated such a date as is reasonably acceptable to Buyer, listing all effective financing statements which name the Company or Subsidiary (as applicable), under its present name and any previous names, as debtor, together with copies of such financing statements;

l. **Certificate of Good Standing.** Delivery by the Company to the Buyer of a copy of a certificate of good standing with respect to the Company, issued by the Secretary of State of the state of incorporation of the Company, dated such a date as is reasonably acceptable to Buyer, evidencing the good standing thereof;

m. **Laws and Regulations; Consents and Approvals.** There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained; and

n. **Adverse Changes.** From and after the date hereof to and including each Closing Date, (i) the trading of the Common Stock shall not have been suspended by the SEC, FINRA, or any other governmental or self-regulatory organization, and trading in securities generally on OTCM shall not have been suspended or limited, nor shall minimum prices been established for securities traded on the OTCM; (ii) there shall not have occurred any outbreak or escalation of hostilities involving the United States or any material adverse change in any financial market that in either case in the reasonable judgment of the Buyer makes it impracticable or inadvisable to purchase the Debentures.

9. **GOVERNING LAW; MISCELLANEOUS.**

a. **MANDATORY FORUM SELECTION.** ANY DISPUTE ARISING UNDER, RELATING TO, OR IN CONNECTION WITH THE AGREEMENT OR RELATED TO ANY MATTER WHICH IS THE SUBJECT OF OR INCIDENTAL TO THE AGREEMENT (WHETHER OR NOT SUCH CLAIM IS BASED UPON BREACH OF CONTRACT OR TORT) SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN MIAMI-DADE COUNTY, FLORIDA. THIS PROVISION IS INTENDED TO BE A "MANDATORY" FORUM SELECTION CLAUSE AND GOVERNED BY AND INTERPRETED CONSISTENTLY WITH FLORIDA LAW.

b. **Governing Law.** Except in the case of the Mandatory Forum Selection clause above, this Agreement shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Nevada, and for all purposes shall be construed in accordance with the laws of the State of Nevada, without giving effect to the choice of law provisions. To the extent determined by the applicable court described above, the Company shall reimburse the Buyer for any reasonable legal fees and disbursements incurred by the Buyer in enforcement of or protection of any of its rights under any of the Transaction Documents.

c. **Waivers.** Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

d. **Successors and Assigns.** This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

e. **Construction.** All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

f. **Facsimiles; E-mails.** A facsimile or email transmission of this signed Agreement or a Notice of Conversion under the Debentures shall be legal and binding on all parties hereto. Such electronic signatures shall be the equivalent of original signatures.

g. **Counterparts.** This Agreement may be signed in one or more counterparts, each of which shall be deemed an original.

h. **Headings.** The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

i. **Enforceability.** If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

j. **Amendment.** This Agreement may be amended only by the written consent of a majority in interest of the holders of the Debentures and an instrument in writing signed by the Company.

k. **Entire Agreement.** This Agreement, together with the other Transaction Documents, supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

l. **No Strict Construction.** This Agreement shall be construed as if both Parties had equal say in its drafting, and thus shall not be construed against the drafter.

m. **Further Assurances.** Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10. **NOTICES.**

Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of:

a. the date delivered, if delivered by personal delivery as against written receipt therefor or by confirmed facsimile or email transmission,

b. the third (3rd) business day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail, or

c. the first (1st) business day after deposit with a recognized courier service (e.g. FedEx, UPS, DHL, US Postal Service) for delivery by next-day express courier, with delivery costs and fees prepaid,

in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by ten (10) days' advance written notice similarly given to each of the other parties hereto):

COMPANY: NaturalShrimp Incorporated
15150 Preston Rd., Suite 300
Dallas, TX 75248
Attention: Bill Williams, Chief Executive Officer
Facsimile: ___________________
Email: info@naturalshrimp.com

With copies to (which shall not constitute notice):

____
____
____
Attention: ____________________
Email: ________________________

BUYER: Peak One Opportunity Fund, L.P.
333 South Hibiscus Drive
Miami Beach, FL 33139
Attention: Jason Goldstein
Email: jgoldstein@peakoneinvestments.com

With copies to (which shall not constitute notice):

Legal & Compliance, LLC
330 Clematis Street, Suite 217
West Palm Beach, FL 33401
Attention: Laura Anthony, Esq.
Email: LAnthony@LegalandCompliance.com

11. **SURVIVAL OF REPRESENTATIONS AND WARRANTIES.** The Company's representations and warranties herein shall survive for so long as any Debentures are outstanding, and shall inure to the benefit of the Buyer, its successors and assigns.

12. **FEES; EXPENSES.**

a. **Commitment Fee**. The Company shall pay to Investments a non-accountable fee (the "Commitment Fee") of (i) Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) and (ii) One Hundred Thousand (100,000) shares of Restricted Stock the Signing Closing Date (with respect to the Signing Debenture), One Thousand and 00/100 Dollars ($1,000.00) on the Second Closing Date (with respect to the Second Debenture), as well as One Thousand and 00/100 Dollars ($1,000.00) on the Third Closing Date (with respect to the Third Debenture), for Investments' expenses and analysis performed in connection with the analysis of the Company and the propriety of the Buyer's making the contemplated investment. The Commitment Fee shall be paid on the respective closing dates if Buyer does not withhold such amounts from the respective purchase price pursuant to Section 12(c).

b. **Legal Fees**. The Company shall pay the legal fees of the Buyer's counsel (the "Legal Fees") in the amount of Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) on the Signing Closing Date (with respect to the Signing Debenture), One Thousand and 00/100 Dollars ($1,000.00) on the Second Closing Date (with respect to the Second Debenture), as well as One Thousand and 00/100 Dollars ($1,000.00) on the Third Closing Date (with respect to the Third Debenture). The foregoing legal fees shall be paid on the respective closing dates if Buyer does not withhold such amounts from the respective purchase price pursuant to Section 12(c). The Company further agrees to pay in full the reasonable legal fees of the Buyer's counsel incurred after the Signing Closing Date incurred in connection with the Transaction Documents (including addressing any purported breach(es) or default(s) by the Company, enforcement of the Company's obligations or the exercise of the Buyer's remedies thereunder).

c. **Disbursements.** In furtherance of the foregoing, the Company hereby authorizes the Buyer to deduct the cash portion of the Commitment Fee and the Legal Fees from the Signing Purchase Price and transmit same to the respective payee.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Buyer and the Company as of the date first set forth above.

COMPANY:

NATURALSHRIMP INCORPORATED

By: ______________________
Name: Bill Williams
Title: Chief Executive Officer

BUYER:

PEAK ONE OPPORTUNITY FUND, L.P.

By: Peak One Investments, LLC,
General Partner

By: ______________________
Name: Jason Goldstein
Title: Managing Member

[Signature Page to Securities Purchase Agreement]

SCHEDULE 3(b)

COMPANY ORGANIZATION CHART

Subsidiary / Affiliate Name and Relationship	Jurisdiction of Incorporation	Percentage of Ownership
N/A		

SCHEDULE 3(c)

COMPANY CAPITALIZATION TABLE

COMMON STOCK AND COMMON STOCK EQUIVALENTS ISSUED, OUTSTANDING AND RESERVED

DESCRIPTION	AMOUNT
Authorized Common Stock	300,000,000
Authorized Capital Stock	0
Authorized Common Stock	300,000,000
Issued Common Stock	92,308298
Outstanding Common Stock	
Treasury Stock	203,341,702
Authorized, but unissued	205,341,702
Authorized Preferred Stock	
Issued Preferred Stock	100,000,000
Reserved for Equity Incentive Plans	10,000,000
Reserved for Convertible Debt	0
Reserved for Options and Warrants	2,000,000
Reserved for Other Purposes	0
TOTAL COMMON STOCK AND COMMON STOCK EQUIVALENTS OUTSTANDING	95,308,298

EXHIBITS

Exhibit A	FORM OF DEBENTURE
Exhibit B	FORM OF TRANSFER AGENT INSTRUCTION LETTER
Exhibit C	FORM OF RESOLUTIONS OF THE BOARD OF DIRECTORS
Exhibit D	FORM OF OFFICER'S CERTIFICATE

EXHIBIT A

FORM OF DEBENTURE

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES ARE RESTRICTED AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION REQUIREMENTS THEREOF OR EXEMPTION THEREFROM.

NATURALSHRIMP INCORPORATED

CONVERTIBLE DEBENTURE DUE ____________, 2020

Issuance Date: ____________, 2017 Principal Amount: $____________

FOR VALUE RECEIVED, NATURALSHRIMP INCORPORATED, a corporation organized and existing under the laws of the State of Nevada) (the "Company"), hereby promises to pay to **PEAK ONE OPPORTUNITY FUND, L.P.**, having its address at 333 South Hibiscus Drive, Miami Beach, FL 33139, or its assigns (the "Holder" and together with the other holders of Debentures issued pursuant to the Securities Purchase Agreement (as defined below), the "Holders"), the initial principal sum of ____________and 00/100 Dollars ($____________) (subject to adjustment as provided herein, the "Principal Amount") on ____________, 2020 (the "Maturity Date") [THIRD ANNIVERSARY OF DATE OF ISSUANCE]. The Company has the option to redeem this Debenture prior to the Maturity Date pursuant to Section 2(b). All unpaid principal due and payable on the Maturity Date shall be paid in the form of Common Stock of the Company, par value $0.0001 per share ("Common Stock") pursuant to Section 3. The Holder has the option to cause any outstanding principal and accrued interest, if any, on this Debenture to be converted into Common Stock at any time prior to the Redemption Date (as defined below) or the Maturity Date pursuant to Section 2(a).

This Debenture is one of the Debentures referred to in the Securities Purchase Agreement (the "Securities Purchase Agreement") dated as of March __, 2017, between the Company and the Holder. Capitalized terms used but not defined herein shall have the meanings set forth in the Securities Purchase Agreement. This Debenture is subject to the provisions of the Securities Purchase Agreement and further is subject to the following additional provisions:

1. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act and other applicable state and foreign securities laws. The Holder may transfer or assign this Debenture (or any part thereof) without the prior consent of the Company, and the Company shall cooperate with any such transfer. In the event of any proposed transfer of this Debenture, the Company may require, prior to issuance of a new Debenture in the name of such other Person, that it receive reasonable transfer documentation including legal opinions that the issuance of the Debenture in such other name does not and will not cause a violation of the

Securities Act or any applicable state or foreign securities laws or is exempt from the registration requirements of the Securities Act. Prior to due presentment for transfer of this Debenture to which the Company has consented, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Company's books and records of outstanding debt securities and obligations ("Debenture Register") as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

2. Conversion at Holder's Option; Redemption at Company's Option.

a. The Holder is entitled to, at any time or from time to time, convert the Conversion Amount (as defined below) into Conversion Shares, at a conversion price for each share of Common Stock (the "Conversion Price") equal to either: (i) if no Event of Default (as defined herein) has occurred and the date of conversion is prior to the date that is one hundred eighty (180) days after the Issuance Date, $0.30, or (ii) if an Event of Default has occurred or the date of conversion is on or after the date that is one hundred eighty (180) days after the Issuance Date, the lesser of (a) $0.30 or (b) Sixty percent (60%) of the lowest closing bid price (as reported by Bloomberg LP) of the Common Stock for the twenty (20) Trading Days immediately preceding the date of the date of conversion of the Debentures (provided, further, that if either the Company is not DWAC Operational at the time of conversion or the Common Stock is traded on the OTC Pink ("OTCP") at the time of conversion, then Sixty percent (60%) shall automatically adjust to Fifty Five percent (55%) of the lowest closing bid price (as reported by Bloomberg LP) of the Common Stock for the twenty (20) Trading Days immediately preceding the date of conversion of the Debentures), subject in each case to equitable adjustments resulting from any stock splits, stock dividends, recapitalizations or similar events. The Company shall issue irrevocable instructions to its Transfer Agent regarding conversions such that the transfer agent shall be authorized and instructed to issue Conversion Shares upon its receipt of a Notice of Conversion without further approval or authorization from the Company. For purposes of this Debenture, the "Conversion Amount" shall mean the sum of (A) all or any portion of the outstanding Principal Amount of this Debenture, as designated by the Holder upon exercise of its right of conversion plus (B) any interest, pursuant to Section 10 or otherwise, that has accrued on the portion of the Principal Amount that has been designated for payment pursuant to (A).

Conversion shall be effectuated by delivering by facsimile, email or other delivery method to the Transfer Agent of the completed form of conversion notice attached hereto as <u>Annex A</u> (the "Notice of Conversion"), executed by the Holder of the Debenture evidencing such Holder's intention to convert this Debenture or a specified portion hereof. No fractional shares of Common Stock or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. The Holder may, at its election, deliver a Notice of Conversion to either the Company or the Transfer Agent. The date on which notice of conversion is given (the "Conversion Date") shall be deemed to be the date on which the Company or the Transfer Agent, as the case may be, receives by fax, email or other means of delivery used by the Holder the Notice of Conversion (such receipt being evidenced by electronic confirmation of delivery by facsimile or email or confirmation of delivery by such other delivery method used by the Holder). Delivery of a Notice of Conversion to the Transfer Agent may be given by the Holder by facsimile at 727-289-0010, by email to kwhiteside@islandstocktransfer.com <u>or by delivery to the Transfer Agent at the address set forth</u>

in the Transfer Agent Instruction Letter (or such other contact facsimile number, email or street address as may be designated by the Transfer Agent to the Holder). Delivery of a Notice of Conversion to the Company shall be given by the Holder pursuant to the notice provisions set forth in Section 10 of the Agreement. The Conversion Shares must be delivered to the Holder within two (2) business days from the date of delivery of the Notice of Conversion to the Transfer Agent or Company, as the case may be. Conversion shares shall be delivered by DWAC so long as the Company is then DWAC Operational, unless the Holder expressly requests delivery in certificated form or the Conversion Shares are in the form of Restricted Stock and are required to bear a restrictive legended. Conversion Shares shall be deemed delivered (i) if delivered by DWAC, upon deposit into the Holder's brokerage account, or (ii) if delivered in certificated form, upon the Holder's actual receipt of the Conversion Shares in certificated form at the address specified by the Holder in the Notice of Conversion, as confirmed by written receipt.

Notwithstanding the foregoing, unless the Holder delivers to the Company written notice at least sixty-one (61) days prior to the effective date of such notice that the provisions of this paragraph (the "Limitation on Ownership") shall not apply to such Holder, in no event shall a holder of Debentures have the right to convert Debentures into, nor shall the Company issue to such Holder, shares of Common Stock to the extent that such conversion would result in the Holder and its affiliates together beneficially owning more than 4.99% of the then issued and outstanding shares of Common Stock. For purposes hereof, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13D-G under the Exchange Act.

b. So long as no Event of Default (as defined in Section 10) shall have occurred and be continuing (whether such Event of Default has been declared by the Holder) (unless the Holder consents to such redemption notwithstanding such Event of Default, as described in clause (v), below), the Company may at its option call for redemption all or part of the Debentures, with the exception of any portion thereof which is the subject of a previously-delivered Notice of Conversion, prior to the Maturity Date, as follows:

(i) The Debentures called for redemption shall be redeemable by the Company, upon not more than two (2) days written notice, for an amount (the "Redemption Price") equal to: (i) if the Redemption Date (as defined below) is ninety (90) days or less from the date of issuance of this Debenture, One Hundred Five percent (105%) of the sum of the Principal Amount so redeemed plus accrued interest, if any; (ii) if the Redemption Date is greater than or equal to one ninety-one (91) days from the date of issuance of this Debenture and less than or equal to one hundred twenty (120) days from the date of issuance of this Debenture, One Hundred Fifteen percent (115%) of the sum of the Principal Amount so redeemed plus accrued interest, if any; (iii) if the Redemption Date is greater than or equal to one hundred twenty one (121) days from the date of issuance of this Debenture and less than or equal to one hundred fifty (150) days from the date of issuance of this Debenture, One Hundred Twenty percent (120%) of the sum of the Principal Amount so redeemed plus accrued interest, if any; (iv) if the Redemption Date is greater than or equal to one hundred fifty one (151) days from the date of issuance of this Debenture and less than or equal to one hundred eighty (180) days from the date of issuance of this Debenture, One Hundred Thirty percent (130%) of the sum of the Principal Amount so redeemed plus accrued interest, if any; and (v) if either (1) the Debentures are in default but the Holder consents to the redemption notwithstanding such default or (2) the

Redemption Date is greater than or equal to one hundred eighty one (181) days from the date of issuance of this Debenture, One Hundred Forty percent (140%) of the sum of the Principal Amount so redeemed plus accrued interest, if any. The date upon which the Debentures are redeemed and paid shall be referred to as the "Redemption Date" (and, in the case of multiple redemptions of less than the entire outstanding Principal Amount, each such date shall be a Redemption Date with respect to the corresponding redemption).

(ii) If fewer than all outstanding Debentures are to be redeemed and are held by different investors, then all Debentures shall be partially redeemed on a *pro rata* basis.

(iii) [Reserved]

(iv) On the Redemption Date, the Company shall cause the Holders whose Debentures have been presented for redemption to be issued payment of the Redemption Price. In the case of a partial redemption, the Company shall also issue new Debentures to the Holders for the Principal Amount remaining outstanding after the Redemption Date promptly after the Holders' presentation of the Debentures called for redemption.

(v) To effect a redemption the Company shall provide a written notice to the Holder(s) not more than two (2) days prior to the Redemption Date (the "Redemption Notice"), setting forth the following:

1. the Redemption Date;

2. the Redemption Price;

3. the aggregate Principal Amount of the Debentures being called for redemption;

4. a statement instructing the Holders to surrender their Debentures for redemption and payment of the Redemption Price, including the name and address of the Company or, if applicable, the paying agent of the Company, where Debentures are to be surrendered for redemption;

5. a statement advising the Holders that the Debentures (or, in the case of a partial redemption, that portion of the Principal Amount being called for redemption) as of the Redemption Date will cease to be convertible into Common Stock as of the Redemption Date; and

6. in the case of a partial redemption, a statement advising the Holders that after the Redemption Date a substitute Debenture will be issued by the Company after deduction the portion thereof called for redemption, at no cost to the Holder, if the Holder so requests.

Notwithstanding the foregoing, in the event the Company issues a Redemption Notice but fails to

fund the redemption on the Redemption Date, then such Redemption Notice shall be null and void, and (i) the Holder(s) shall be entitled to convert the Debentures previously the subject of the Redemption Notice, and (ii) the Company may not redeem such Debentures for at least thirty (30) days following the intended Redemption Date that was voided, and the Company shall be required to pay to the Holder(s) the Redemption Price simultaneously with the issuance of a Redemption Notice in connection with any subsequent redemption pursued by the Company.

3. Unless demand has otherwise been made by the Holder in writing for payment in cash as provided hereunder, and so long as no Event of Default shall exist (whether or not notice thereof has been delivered by the Holder to the Company), any Debentures not previously tendered to the Company for conversion as of the Maturity Date shall be deemed to have been surrendered for conversion, without further action of any kind by the Company or any of its agents, employees or representatives, as of the Maturity Date at the Conversion Price applicable on the Maturity Date ("Mandatory Conversion").

4. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional to convert this Debenture into Common Stock, at the time, place, and rate herein prescribed. This Debenture is a direct obligation of the Company.

5. If the Company (a) merges or consolidates with another corporation or business entity and the Company is not the surviving entity or (b) sells or transfers all or substantially all of its assets to another Person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee will agree that this Debenture may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any (i) proposed merger or consolidation where the Company is not the surviving entity or (ii) sale or transfer of all or substantially all of the assets of the Company (in either such case, a "Sale"), the Holder shall have the right to convert by delivering a Notice of Conversion to the Company within fifteen (15) days of receipt of notice of such Sale from the Company.

6. If, at any time while any portion of this Debenture remains outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock or otherwise recapitalizes its Common Stock, the Conversion Price shall be equitably adjusted to reflect such action. By way of illustration, and not in limitation, of the foregoing (i) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such split, the Conversion Price shall be deemed to be one-half of what it had been calculated to be immediately prior to such split; (ii) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such reverse split, the Conversion Price shall be deemed to be the amount of such Conversion Price calculated immediately prior to the record date multiplied by 10; and (iii) if the Company declares a stock dividend of one share of

Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such dividend, the Conversion Price shall be deemed to be the amount of such Conversion Price calculated immediately prior to such record date multiplied by a fraction, of which the numerator is the number of shares for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon.

7. All payments contemplated hereby to be made "in cash" shall be made by wire transfer of immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. All payments of cash and each delivery of shares of Common Stock issuable to the Holder as contemplated hereby shall be made to the Holder to an account designated by the Holder to the Company and if the Holder has not designated any such accounts at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time; except that the Holder may designate, by notice to the Company, a different delivery address for any one or more specific payments or deliveries.

8. The Holder of the Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the Shares of Common Stock issuable upon conversion thereof except in compliance with the terms of the Securities Purchase Agreement and under circumstances which will not result in a violation of the Securities Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

9. This Debenture shall be governed by and construed in accordance with the laws of the State of Nevada. Each of the parties consents to the exclusive jurisdiction and venue of the state and/or federal courts located in Miami-Dade County, Florida in connection with any dispute arising under this Agreement. This provision is intended to be a "mandatory" forum selection clause and governed by and interpreted consistent with Florida law (Nevada law governing all other, substantive matters). Each of the parties hereby consents to the exclusive jurisdiction and venue of any state or federal court having its situs in said county, and each waives any objection based on forum non conveniens. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under this Debenture or the Securities Purchase Agreement.

10. The following shall constitute an "Event of Default":

a. The Company fails in the payment of principal or interest (to the extent that interest is imposed under this Section 10) on this Debenture as required to be paid in cash hereunder, and payment shall not have been made for a period of five (5) business days following the payment due date (as to which no further cure period shall apply); or

b. Any of the representations or warranties made by the Company herein, in the Securities Purchase Agreement or in any certificate or financial or other written statements heretofore or hereafter furnished by the Company to the Holder in connection with the issuance of this Debenture, shall be false or misleading (including without limitation by way of the

misstatement of a material fact or the omission of a material fact) in any material respect at the time made (as to which no cure period shall apply); or

c. The Company fails to remain listed on OTCP, OTCQB, or OTCQX, or a more senior stock exchange any time from the date hereof to the Maturity Date for a period in excess of five (5) Trading Days (as to which no further cure period shall apply); or

d. The Company (i) fails to timely file required SEC reports when due (including extensions), becomes, is deemed to be or asserts that it is a "shell company" at any time for purposes of the 1933 Act, and Rule 144 promulgated thereunder or otherwise takes any action, or refrains from taking any action, the result of which makes Rule 144 under the 1933 unavailable to the Holder for the sale of their Securities, (ii) fails to issue shares of Common Stock to the Holder or to cause its Transfer Agent to issue shares of Common Stock upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture, (iii) fails to transfer or to cause its Transfer Agent to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by this Debenture and such transfer is otherwise lawful, (iv) fails to remove any restrictive legend or to cause its Transfer Agent to transfer any certificate or any shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by the relevant Transaction Document(s) and such legend removal is otherwise lawful, or (v) the Company fails to perform or observe any of its obligations under the Section 5 of the Agreement or under the Transfer Agent Instruction Letter (no cure period shall apply in the case of clauses (i) through (v) above, inclusive); or

e. The Company fails to perform or observe, in any material respect (i) any other covenant, term, provision, condition, agreement or obligation set forth in the Debenture, (subject to a cure period of three (3) days other than in the case of a failure under Section 5 hereof, as to which no cure period shall apply), or (ii) any other covenant, term, provision, condition, agreement or obligation of the Company set forth in the Securities Purchase Agreement and such failure shall continue uncured for a period of either (1) three (3) days after the occurrence of the Company's failure under Section 4(d), (e) (except as described in Section 10(c) hereof, as to which Section 10(c) hereof shall control), (f), (g) or (h) of the Securities Purchase Agreement, or (2) ten (10) days after the occurrence of the Company's failure under any other provision of the Securities Purchase Agreement not otherwise specifically addressed in the Events of Default set forth in this Section 10; or

f. The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business (as to which no cure period shall apply); or

g. A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment (as to which no cure period shall apply); or

h. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any

substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter (as to which no cure period shall apply); or

i. Any money judgment, writ or warrant of attachment, or similar process (including an arbitral determination), in excess of Fifty Thousand Dollars ($50,000) in the aggregate shall be entered or filed against the Company or any of its properties or other assets (as to which no cure period shall apply); or

j. The occurrence of a breach or an event of default under the terms of any indebtedness or financial instrument of the Company or any subsidiary (including but not limited to any Subsidiary) of the Company in an aggregate amount in excess of Fifty Thousand Dollars ($50,000) or more which is not waived by the creditors under such indebtedness (as to which no cure period shall apply); or

k. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding (as to which no further cure period shall apply); or

l. The issuance of an order, ruling, finding or similar adverse determination the SEC, the Secretary of State of the State of Nevada or Florida, the National Association of Securities Dealers, Inc. or any other securities regulatory body (whether in the United States, Canada or elsewhere) having proper jurisdiction that the Company and/or any of its past or present directors or officers have committed a material violation of applicable securities laws or regulations (as to which no cure period shall apply); or

m. The Company shall have its Common Stock suspended or delisted from a national securities exchange or an electronic quotation service such as the OTCP, OTCQB, or OTCQX for a period in excess of five (5) Trading Days (as to which no further cure period shall apply); or

n. Any of the following shall occur and be continuing: a breach or default by any party under (a) any agreement identified by the Company in its SEC filings as a material agreement or (b) any note or other form of indebtedness in favor of the Company representing indebtedness of at least Fifty Thousand Dollars ($50,000.00), irrespective of whether such breach or default was waived (as to which no cure period shall apply); or

o. Notice of a Material Adverse Effect is provided by the Company or the determination in good faith by the Holder that a Material Adverse Effect has occurred (as to which no cure period shall apply); or

p. The Company attempts to modify, amend, withdraw, rescind, disavow or repudiate any part of the Irrevocable Instructions (as to which no cure period shall apply).

q. Any attempt by the Company or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Company or its officers, directors, and/or affiliates of, material non-public information concerning the Company, to the Holder or its successors and assigns, which is not immediately cured by Company's filing of a Form 8-K pursuant to Regulation FD on that same date.

r. At any time while this Debenture is outstanding, the lowest traded price on the OTCP, OTCQB, or OTCQX, or other applicable principal trading market for the Common Stock, is equal to or less than $0.0001.

Then, or at any time thereafter, the Company shall immediately give written notice of the occurrence of such Event of Default to the Holders of all Debentures then outstanding, and in each and every such case, unless such Event of Default shall have been waived in writing by a majority in interest of the Holders of the Debentures (which waiver shall not be deemed to be a waiver of any subsequent default), then at the option of a majority in interest of the Holders and in the discretion of a majority in interest of the Holders, take any or all of the following actions: (i) pursue remedies against the Company in accordance with any of the Holder's rights, (ii) increase the interest rate applicable to the Debentures to the lesser of eighteen percent (18%) per annum and the maximum interest rate allowable under applicable law, (iii) in the case of an Event of Default under Section 10(e)(ii)(1) based on the Company's failure to be DWAC Operational, increase the Principal Amount to an amount equal to one hundred five percent (105%) of the then-outstanding Principal Amount, (iv) in the case of an Event of Default under Section 10(d)(i), increase the Principal Amount to an amount equal to one hundred ten percent (110%) of the then-outstanding Principal Amount, (v) in the case of an Event of Default under Section 10(d)(i) through (v), increase the Principal Amount of the relevant Holder's Debenture by One Thousand Dollars and 00/100 ($1,000.00) for each day the related failure continues, (vi) in the case of an Event of Default under Section 10(d)(ii) through (v) arising from an untimely delivery to the Holder of Conversion Shares or shares of Common Stock in de-legended form, if the closing bid price of the Common Stock on the Trading Day immediately prior to the actual date of delivery of Conversion Shares or de-legended shares, as the case may be, is less than the closing bid price on the Trading Day immediately prior to the date when Conversion Shares or de-legended shares were required to be delivered, increase the Principal Amount of the relevant Holder's Debenture by an amount per share equal to such difference, and (vii) following the expiration of the applicable grace period (if any), at the option and discretion of the Holder, accelerate the full indebtedness under this Debenture, in an amount equal to one hundred forty percent (140%) of the outstanding Principal Amount and accrued and unpaid interest (the "Acceleration Amount"), whereupon the Acceleration Amount shall be immediately due and payable, without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything contained herein, in the Securities Purchase Agreement or in any other note or instruments to the contrary notwithstanding. In the case of an Event of Default under Section 10(d)(ii), the Holder may either (i) declare the Acceleration Amount to exclude the Conversion Amount that is the subject of the Event of Default, in which case the Acceleration Amount shall be based on the remaining Principal Amount and accrued interest (if any), in which case the Company shall continue to be obligated to issue the Conversion Shares, or (ii) declare the Acceleration Amount to include the Conversion Amount that is the subject of the Event of Default, in which case the Acceleration Amount shall be based on the full Principal Amount, including the Conversion Amount, and accrued interest (if any), whereupon the Notice of Conversion shall be deemed withdrawn. At its option, the Holder may

elect to convert the Debenture pursuant to Section 2 notwithstanding the prior declaration of a default and acceleration, in the sole discretion of such Holder. A majority in interest of the Holders may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by applicable law. Notwithstanding the foregoing, in the case of a default under Section 10(d)(ii) through (iv), the Holder of the Debenture sought to be converted, transferred or de-legended, as the case may be, acting singly, shall have the sole and absolute discretion to increase the applicable interest rate on the Debentures held by such Holder and/or to accelerate the Debenture(s) held by such Holder. The Company expressly acknowledges and agrees that the Holder's exercise of any or all of the remedies provided herein or under applicable law, including without limitation the increase(s) in the Principal Amount and the Acceleration Amount as may be declared in the case of a default, is reasonable and appropriate due to the inability to define the financial hardship that the Company's default would impose on the Holders. To the extent that the Holder's exercise of any of its remedies in the case of an Event of Default shall be construed to exceed the maximum interest rate allowable under applicable law, then such remedies shall be reduced to equal the maximum interest rate allowable under applicable law

11. Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Company, unless and to the extent converted in accordance with the terms hereof.

12. This Debenture may be amended only by the written consent of the parties hereto. Notwithstanding the foregoing, the Principal Amount of this Debenture shall automatically be reduced by any and all Conversion Amounts (to the extent that the same relate to principal hereof). In the absence of manifest error, the outstanding Principal Amount of the Debenture on the Holder's book and records shall be the correct amount.

13. In the event of any inconsistency between the provisions of this Debenture and the provisions of any other Transaction Document, the provisions of this Debenture shall prevail. Without limiting the generality of the foregoing, in the event the Transfer Agent is not required to transfer any Common Stock, issue Conversion Shares or de-legended shares of Restricted Stock pursuant to the Transfer Agent Instruction Letter, this shall not operate as an excuse, extension or waiver of the Company's obligation to issue and deliver Conversion Shares or de-legended Restricted Stock.

14. The Company specifically acknowledges and agrees that in the event of a breach or threatened breach by the Company of any provision hereof or of any other Transaction Document, the Holder will be irreparably damaged, and that damages at law would be an inadequate remedy if this Debenture or such other Transaction Document were not specifically enforced. Therefore, in the event of a breach or threatened breach by the Company, the Holder shall be entitled, in addition to all other rights and remedies, to an injunction restraining such breach, without being required to show any actual damage or to post any bond or other security, and/or to a decree for a specific performance of the provisions of this Debenture and the other Transaction Documents.

15. No waivers or consents in regard to any provision of this Debenture may be given other than by an instrument in writing signed by the Holder.

16. Each time, while this Debenture is outstanding, the Company enters into a Section 3(a)(9) transaction (including but not limited to the issuance of new promissory notes or debentures, or of a replacement promissory note or debenture), or Section 3(a)(10) transaction, in which any 3rd party has the right to convert monies owed to that 3rd party (or receive shares pursuant to a settlement or otherwise) at a discount to market greater than the Conversion Price in effect at that time (prior to all other applicable adjustments in this Debenture), then the Conversion Price shall be automatically adjusted to such greater discount percentage (prior to all applicable adjustments in this Debenture) until this Debenture is no longer outstanding. Each time, while this Debenture is outstanding, the Company enters into a Section 3(a)(9) transaction (including but not limited to the issuance of new promissory notes or debentures, or of a replacement promissory note or debenture), or Section 3(a)(10) transaction, in which any 3rd party has a look back period greater than the look back period in effect under this Debenture at that time (currently a twenty (20) Trading Day look back period as described in this Debenture applies), then the Holder's look back period shall automatically be adjusted to such greater number of days until this Debenture is no longer outstanding. The Company shall give written notice to the Holder, with the adjusted Conversion Price and/or adjusted look back period (each adjustment that is applicable due to the triggering event), within one (1) business day of an event that requires any adjustment described in this section.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by an officer thereunto duly authorized as of the date of issuance set forth above.

NATURALSHRIMP INCORPORATED

By: ______________________________
Name: Bill Williams
Title: Chief Executive Officer

[Signature Page to Convertible Debenture]

EXHIBIT B

NATURALSHRIMP INCORPORATED

IRREVOCABLE TRANSFER AGENT INSTRUCTION LETTER

March __, 2017

Island Stock Transfer
15500 Roosevelt Boulevard, Suite 301
Clearwater, FL 33760

Re: Irrevocable Instructions for Peak One Opportunity Fund, LP

Ladies and Gentlemen:

NATURALSHRIMP INCORPORATED, a Nevada corporation (the "Company") and Peak One Opportunity Fund, L.P. (together with its successors and assigns, the "Investor") have entered into a Securities Purchase Agreement dated as of March __, 2017 (the "Agreement") providing for the issuance of the Convertible Debentures, convertible into the Company's common stock, par value $0.0001 per share ("Common Stock") in the principal amount of up to $400,000.00 (collectively, the "Debentures").

A copy of the form of the Debentures is attached hereto. The shares of Common Stock to be issued upon conversion of the Debentures are to be registered in the name(s) of the registered holder(s) of the Debentures submitted for conversion, or its assignees, as requested by the Investor.

Island Stock Transfer ("Island Stock Transfer," the "Transfer Agent" or "you") are hereby irrevocably authorized and instructed to reserve a sufficient number of shares of Common Stock of the Company to satisfy the Company's share reservation requirement of 500% of the Debentures under the Agreement (initially, 2,100,000 shares of Common Stock which should be held in reserve for the Investor pursuant to the subject Debentures as of this date) for issuance upon conversion of any of the Debentures referenced herein in accordance with the terms thereof (without giving effect to the 4.99% limitation on ownership, each as set forth in the Debentures). The amount of Common Stock so reserved may be increased, from time to time, by written instructions of the Company or the Investor. The amount of Common Stock so reserved may not be decreased without the prior written consent of the Investor (unless such decrease in reserved shares is due to an issuance of reserved shares pursuant to the conversion of Debentures). You will adjust the number of reserved shares accordingly, within one (1) business day of receipt of any such instructions, so as long as there are sufficient available authorized shares.

The ability to convert the Debentures in a timely manner is a material obligation of the Company pursuant to the Debentures. Your firm is hereby irrevocably authorized and instructed to issue

shares of Common Stock of the Company (without any restrictive legend) to the Investor at the request of the Investor without any further action or confirmation by the Company, in which case the issuance shall be deducted against the reserve or, if there are not enough shares held in reserve, from available authorized shares of the Company, either (i) electronically by crediting the account of the Investor's broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system, provided that the Company has been made FAST/DRS eligible by DTCC (DWAC), or (ii) if requested by the Investor or if a legal opinion is not provided to the Transfer Agent as described below, in certificated form without any legend which would restrict the transfer of the shares, and you should remove all stop-transfer instructions relating to such shares: (A) upon your receipt from the Investor dated within two (2) business days from the date of the issuance or transfer request, of: (i) a notice of conversion ("Notice of Conversion") executed by the Investor; and (ii) an opinion of counsel of the Investor or the Company, in form, substance and scope customary for opinions of counsel in comparable transactions (and reasonably satisfactory to the Transfer Agent), to the effect that the shares of Common Stock of the Company issued to the Investor pursuant to the Notice of Conversion are not "restricted securities" as defined in Rule 144 and should be issued to the Investor without any restrictive legend; and (B) the number of shares to be issued is less than 4.99% of the total issued Common Stock of the Company. If an opinion from counsel is not provided, you are instructed and authorized to issue shares to the Investor as restricted and the associated certificate(s) should include the customary 144 restrictive legend. You will issue the Common Stock upon conversion within two (2) business days of receipt of a Conversion Notice and any other documents and information you reasonably request. The Transfer Agent must issue the shares of Common Stock to the Investor, pursuant to this agreement, despite any threatened or ongoing dispute between the Company and Investor, unless there is a valid court order prohibiting such issuance.

The Company affirms that it has by all appropriate corporate action irrevocably resolved to issue all required Common Stock to the investor and hereby requests that your firm act immediately, without delay and without the need for any action or confirmation by the Company with respect to the reservation of shares and the issuance of Common Stock pursuant to any Conversion Notices received from the Investor. You agree that the Company's irrevocable resolutions and this irrevocable letter of instructions constitute sufficient documentation to evidence the Company's authorization to complete the activities contemplated hereby and that no other Company documentation or confirmation shall be necessary or requested from the Company. The Company hereby irrevocably appoints the Investor as its attorney-in-fact for purposes of executing and delivering, in the Company's name, any documentation or confirmation that the transfer agent may request in connection with the reservation of shares or the issuance of Common Stock upon conversion as contemplated hereby.

The Investor and the Company understand that Island Stock Transfer shall not be required to perform any issuances or transfers of shares if (a) the Company or request violates, or is in material violation of, any terms of the Transfer Agent Agreement, (b) such an issuance or transfer of shares is, in the opinion of the Transfer Agent's legal counsel, as demonstrated by a written legal opinion addressed to the Company and the Investor, in violation of any state or federal securities law or regulation or (c) the issuance or transfer of shares is prohibited or stopped as required or directed by a valid court order. If the Company informs you that there is a

court order stopping issuances, then the Company agrees to provide Island Stock Transfer with a copy of such court order immediately, and a legal opinion from counsel within three (3) business days addressing the matter and, once such court order and legal opinion are received, you will not be obligated to perform any issuances related to the Debentures and this agreement. If the Company has an outstanding balance of fees owed to Island Stock Transfer for any reason, the Investor understands Island Stock Transfer will not be obligated to issue Common Stock to the Investor unless the Company or Investor first pays all fees owed to Island Stock Transfer, provided that if the Investor pays the fees of Island Stock Transfer for the specific issuance of Common Stock to the Investor under a given Conversion Notice, then Island Stock Transfer will issue such shares notwithstanding any unpaid fees owed it by the Company for other purposes. The Company authorizes Island Stock Transfer to inform the Investor of the amount and nature of any outstanding transfer agency fee balances owed by the Company if the Investor requests such information.

You are hereby authorized and directed to promptly disclose to the Investor without any additional confirmation from the Company, after Investor's request from time to time, the total number of shares of Common Stock issued and outstanding, the total number of shares of Common Stock in the float, and the total number of shares of Common Stock that are authorized but unissued and unreserved.

The Company shall indemnify you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, claim or expense (including the reasonable fees and disbursements of its attorneys) incurred by or asserted against you or any of them arising out of or in connection the instructions set forth herein, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder, except that the Company shall not be liable hereunder as to matters in respect of which it is determined that you have acted with gross negligence or in bad faith. You shall have no liability to the Company in respect to any action taken or any failure to act in respect of this if such action was taken or omitted to be taken in good faith, and you shall be entitled to rely in this regard on the advice of counsel.

The Board of Directors of the Company has approved the foregoing (irrevocable instructions) and does hereby extend the Company's irrevocable agreement to indemnify your firm and any successor transfer agent for all loss, liability or expense in carrying out the authority and direction herein contained on the terms herein set forth.

The Investor is intended to be, and is, a third party beneficiary hereof, and no amendment or modification to the instructions set forth herein may be made without the consent of the Investor. The Transfer Agent agrees that in the event of its resignation, then the Transfer Agent will provide at least fifteen (15) days prior written notice to the Company and the Investor. The Transfer Agent also agrees that if the Company requests the Transfer Agent provide records pertaining to the register of Common Stock to any third party in what the Transfer Agent has reason to believe is in contemplation of replacing the Transfer Agent with another party, then the Transfer Agent shall notify the Investor within two (2) business days of the Transfer Agent's receipt of such request.

The Company agrees that in the event it seeks to replace the Transfer Agent, the Company shall provide at least fifteen (15) days prior written notice to the Transfer Agent and the Investor, and the Company shall propose to the Investor a suitable replacement transfer agent and obtain the Investor's written consent to the replacement of the Transfer Agent at least ten (10) days prior to the proposed effective date of the transition to the replacement transfer agent. The Transfer Agent shall not transfer any records or documentation pertaining to the Common Stock to any purported successor transfer agent without the Investor's prior written consent. Any replacement transfer agent (whether approved by the Investor or appointed by the Company without the Investor' prior consent in breach of the foregoing provisions) shall automatically be bound by this Letter Agreement as if a party hereto, and any such replacement transfer agent shall confirm in writing to the Investor within two (2) business days that it is bound by the terms and conditions of these irrevocable instructions.

[Signature Page Follows]

Very truly yours,

NATURALSHRIMP INCORPORATED

By: ______________________________
Name: Bill Williams
Title: Chief Executive Officer

Acknowledged and Agreed:

ISLAND STOCK TRANSFER

By: ______________________________
Name: ______________________________
Title: ______________________________

PEAK ONE OPPORTUNITY FUND, L.P.

By: Peak One Investments, LLC,
its General Partner

By: ______________________________
Name: Jason Goldstein
Title: Managing Member

EXHIBIT C

IRREVOCABLE CORPORATE RESOLUTIONS OF THE BOARD OF DIRECTORS OF NATURALSHRIMP INCORPORATED

We, the undersigned, do hereby certify that at a meeting of the Board of Directors (the "Board") of NaturalShrimp Incorporated, a corporation incorporated under the laws of the State of Nevada (the "Corporation") duly held on March __, 2017, at which said meeting no less than a majority of the directors were present and voting throughout, the following resolution, upon motions made, seconded and carried, was duly adopted and is now in full force and effect:

WHEREAS, the Board deems it in the best interests of the Corporation to enter into a Securities Purchase Agreement to be dated on or about March __, 2017 (the "Agreement") by and between the Corporation and Peak One Opportunity Fund LP (the "Buyer") in connection with the purchase and sale of certain Debentures of the Corporation, in the aggregate principal amount of up to Four Hundred Thousand and 00/100 Dollars ($400,000.00) (the "Debentures") convertible into shares of common stock, par value $0.0001 per share, of the Corporation (the "Common Stock") upon the terms and subject to the limitations and conditions set forth in the Agreement; and

WHEREAS, the Board deems it in the best interest of the Corporation to, pursuant to the Agreement, enter into an irrevocable letter agreement with Island Stock Transfer, the Corporation's transfer agent (the "Transfer Agent"), with respect to the reserve of shares of Common Stock which may be issued to the Buyer upon conversion of the Debentures, the issuance of such shares of Common Stock in connection with a conversion of the Debentures, and the indemnification of the Transfer Agent for all loss, liability, or expense in carrying out the authority and direction contained in the irrevocable letter agreement (the "Letter Agreement")

NOW, THEREFORE, BE IT:

RESOLVED, that the Corporation is hereby authorized and instructed to enter into and perform the Agreement (including, without limitation, the incurrence of indebtedness thereunder), the Debentures, the Letter Agreement, and all other related documents and, to the extent that any corporate action has been taken prior to the date hereof with respect to any matter which would be otherwise authorized pursuant hereto, such action is hereby ratified and confirmed in its entirety;

RESOLVED, that the Corporation is hereby irrevocably authorized and instructed to issue the Securities (as defined in the Agreement) and all Common Stock (including without limitation the issuance of 100,000 shares of Common Stock (the "Restricted Stock") to Peak One Investments, LLC pursuant to the Agreement) issuable under the Agreement or upon conversion of the Debentures, when issued pursuant to the Transaction Documents (as defined in

the Agreement), shall be fully-paid, validly issued, non-assessable shares of Common Stock of the Corporation;

RESOLVED, that the Corporation is hereby irrevocably authorized and instructed to: (i) reserve shares of Common Stock of the Corporation to be issued upon any conversion of the Debentures, (ii) issue such shares of Common Stock in connection with a conversion of the Debentures, upon issuance of a notice of conversion by the holder of the Debentures) without any further action or confirmation by the Corporation, (iii) indemnify the Transfer Agent for all loss, liability, or expense in carrying out the authority and direction contained in the Letter Agreement (iv) provide a power or attorney wherein it appoints the Investor as the Corporation's attorney-in-fact for purposes of the transactions contemplated by the Letter Agreement.

RESOLVED, that any executive officer of the Corporation be, and hereby is, authorized, empowered and directed, from time to time, to take such additional action and to execute, certify and deliver to the transfer agent of the Corporation, as any appropriate or proper to implement the provisions of the foregoing resolutions; and

RESOLVED, that the foregoing resolutions are irrevocable and cannot be modified, repealed or rescinded without the prior written consent of the Buyer, any purported modification, repeal or rescission without the prior written consent of the Buyer being void, invalid, of no force or effect and unenforceable; and

The undersigned, do hereby certify that we are members of the Board, that the attached is a true and correct copy of resolutions duly adopted and ratified at a meeting of the Board duly convened and held in accordance with its by-laws and the laws of the Corporation's state of incorporation, as transcribed by us from the minutes; and that the same have not in any way been modified, repealed or rescinded and are in full force and effect. The foregoing resolutions are irrevocable and cannot be modified, repealed or rescinded without the prior written consent of the Buyer.

[Signature Page Follows]

IN WITNESS WHEREOF, we have hereunto set our hands as Members of the Board of Directors of the Corporation.

Dated: March __, 2017

____

Name: Bill Williams
Title: Director

EXHIBIT D

OFFICER'S CERTIFICATE

The undersigned, Bill Williams, Chief Executive Officer of NaturalShrimp Incorporated, a Nevada corporation (the "Company"), in connection with the sale and issuance of those certain Debentures in the aggregate principal amount of up to Four Hundred Thousand and 00/100 Dollars ($400,000.00), in accordance with that certain Securities Purchase Agreement dated March __, 2017, by and between the Company and Peak One Opportunity Fund, L.P. (the "Purchase Agreement"), hereby certifies that:

1. I am the duly appointed Chief Executive Officer of the Company.

2. Attached hereto as **Exhibit I** is a true and complete copy of the Articles of Incorporation of the Company and all amendments thereto to the date hereof.

3. Attached hereto as **Exhibit II** is a true and complete copy of the Bylaws of the Company as in effect on the date hereof

4. Attached hereto as **Exhibit III** are resolutions dated March __, 2017, duly adopted by the Board of Directors of the Company, which resolutions have not been amended, modified or rescinded and remain on this date in full force and effect.

5. The representations and warranties made by the Company in the Purchase Agreement are true and correct in all material respects as of the date of this Officer's Certificate. The capitalization of the Company described in the Purchase Agreement has not changed as of the date hereof.

6. As of the date hereof, the Company has satisfied and duly performed all of the conditions and obligations specified the Purchase Agreement to be satisfied on or prior to the Closing Date (as defined in the Purchase Agreement) or such conditions and obligations have been waived expressly in writing signed by the purchaser.

7. The Company has complied with or, if compliance prior to Closing (as defined in the Purchase Agreement) is not required, promptly following the Closing the Company shall comply with, the filing requirements in respect of this transaction under (a) Regulation D under the Securities Act of 1933, as amended (the "1933 Act") (and applicable Blue Sky regulations) and (b) the Securities Exchange Act of 1934, as amended.

8. There has been no adverse change in the business, affairs, prospects, operations, properties, assets or condition of the Company since the date of the Company's most recent financial statements filed with the SEC, other than losses and matters which would not, individually or in the aggregate, have a Material Adverse Effect (as defined in the Purchase Agreement).

9. The Company is qualified as a foreign corporation in all jurisdictions in which the Company owns or leases properties, or conducts any business except where failure of the Company to be so qualified would not have a Material Adverse Effect (as defined in the Purchase Agreement).

10. The Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and is in compliance with all applicable filing requirements, and has filed all required reports during the previous twelve months.

11. To the best of my knowledge and belief, no officer, director, owner of ten percent (10%) or more of the common stock, or other affiliate of the Company has been convicted within the previous ten (10) years of any felony in connection with the purchase or sale of any security, nor been subject to a United States Postal Service false representation order within the past five (5) years.

12. The Company is an operating company, and is not a shell company. If the Company has previously been a shell company, it has since filed Form 10 information (supporting the claim that it is no longer a shell company), reported that it is no longer a shell company, filed all required reports for at least twelve consecutive months after the filing of the respective Form 10 information, and has therefore complied with Rule 144(i)(2).

13. The Company is a corporation organized under the laws of the state of Nevada and is in good standing therein.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Officer's Certificate as of March __, 2017.

____

Name: Bill Williams
Title: Chief Executive Officer

EXHIBIT I

ARTICLES OF INCORPORATION

(see attached)

EXHIBIT II

BYLAWS

(see attached)

EXHIBIT III

RESOLUTIONS OF THE BOARD OF DIRECTORS

(see Exhibit C to Securities Purchase Agreement)